Exhibit 10.23

3965 Freedom Circle	800.338.8754 main	www.mcafee.com
Santa Clara, CA 95054
February 5, 2008
Gerhard Watzinger
[Address Redacted]
Re: Amendment to October 5, 2007 Offer of Employment
Dear Gerhard:
This letter amends the terms of the offer letter entered into between you and McAfee, Inc. (the “Company”), dated October 5, 2007 (the “Offer Letter”). Your signature at the end of this letter indicates your acceptance of and agreement to the terms herein (the “Amendment”).
The Amendment is necessary to bring the Offer Letter into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance promulgated thereunder (“Section 409A”). As drafted, the Offer Letter permits you discretion to decide whether to delay payment of severance for six (6) months following your termination of employment to avoid penalty taxes under Section 409A. However, Section 409A prohibits such discretion; therefore, the below Amendment brings the Offer Letter into compliance with Section 409A by eliminating such discretion.
The last paragraph on page 2 of the Offer Letter is hereby replaced in its entirety with the following new paragraph:
“It is not the intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, and the severance payable to you, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following your termination of employment, it will become payable in a single lump sum, less applicable withholding, as soon as administratively practical after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”
In the event of any conflicts or inconsistencies between the provisions of the Amendment and the Offer Letter and/or any addenda thereto, the provisions of the Amendment will prevail. Except as set forth in the Amendment, the remainder of the Offer Letter will remain in full force and effect, unamended.
* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the date first stated above.

MCAFEE, INC.

/s/ Eric F. Brown By: Eric F. Brown
Title: Chief Financial Officer & Chief Operating Officer

GERHARD WATZINGER

/s/ Gerhard Watzinger

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